EXHIBIT 99.1

Section 2: EX – 99.1 (PRESS RELEASE)
Filed by Orrstown Financial Services, Inc. Commission File No.: 001-34292

FOR IMMEDIATE RELEASE:

Contact:

Bradley S. Everly

EVP, Chief Financial Officer

Phone 717.530.2604

77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Increased Quarterly Earnings, Increased

Second Quarter Dividend and Reduction in Risk Assets

SHIPPENSBURG, PA (April 28, 2011)

•	Increased first quarter 2011 earnings to $3.827 million, 12.4% above 2010 results

•	Nonperforming assets continue to decline; down 36.7% since March 31, 2010

•	Declaration of second quarter 2011 dividend of $0.23 per share, an increase of 4.6% over prior year

•

Inclusion on Keefe, Bruyette & Woods, Inc.’s (KBW) Bank Honor Roll of Superior Performers as one of the top 40 best performing publically traded community banks for 2010 (asset size of at least $500 million)

•	Inclusion on SNL Financial’s 100 best performing community banks for 2010 (asset size ranging between $500 million and $5 billion)

Orrstown Financial Services, Inc. (NASDAQ: ORRF) announced today that net income increased 12.4% to $3.827 million for the quarter ended March 31, 2011, from $3.406 million for the first quarter of 2010. Diluted earnings per share amounted to $0.48 for the quarter ended March 31, 2011, as compared to $0.52 during the first quarter of 2010, due to a higher share count in the current quarter. The Company also announced that its Board of Directors declared a second quarter cash dividend of $0.23 per share, an increase of 4.6% over the second quarter of 2010, for shareholders of record on May 13, 2011. The dividend will be paid to shareholders on May 25, 2011.

“Our primary goal is to manage the institution for consistent and sustainable growth as well as profitability. Thus far we have delivered favorable results throughout this challenging economic cycle that has persisted for over two years. Our solid underlying financial performance places us in a select group of community banks nationally, as evidenced by our inclusion among SNL Financial’s 100 best performing community banks for 2010, and KBW’s bank honor roll of superior performers,” said Thomas R. Quinn, Jr., President and Chief Executive Officer. “We are pleased to have increased our dividend and still retain capital from earnings, while continuing to conservatively add to reserve coverage of problem assets. Total nonperforming assets continue to decline and were down 6.5% at March 31 from end of year levels. We believe our capital position is quite robust and should provide us with a significant platform to enhance our strong organic growth. We opened our 21st branch yesterday at the Carlisle Fairgrounds in Carlisle, Pennsylvania. This will enable us to provide banking services to the many attendees of Carlisle Events car shows and further extend our brand.”

Results of Year-to-Date Operations

Net income totaled $3.827 million for the three months ended March 31, 2011, an increase of $421,000, or 12.4%, over first quarter 2010’s results. Diluted earnings per share amounted to $0.48 for the three months ended March 31, 2011, compared to $0.52 for the same period in 2010, as a result of the issuance of approximately 1.481 million shares on March 29, 2010 in connection with the company’s highly successful common stock offering. Net interest income for the three months ended March 31, 2011, increased to $12.388 million as compared to $10.497 million in the same prior year period. The net interest margin was 3.68% for the three months ended March 31, 2011 as compared to 3.76% in the same prior year period. The yield on interest-earning assets was 4.52% for the first three months of 2011 as compared to 4.92% for the same period in 2010. Our cost of funds dropped to 0.84% for the three months ended March 31, 2011, as compared to 1.16% in the same prior year period. Average interest-earning assets increased by $277 million for the three months ended March 31, 2011, as compared to first quarter 2010.

The provision for loan losses increased to $3.195 million for the three months ended March 31, 2011, as compared to $1.420 million for the corresponding prior year period. While loan delinquencies remain below March 31, 2010 levels, the continuing tough economic conditions that plague the national and local economies create ongoing pressure even for resilient borrowers. Our ongoing credit review process led us to conduct a thorough review of watch and special mention loans during the quarter. This process led to increased provisioning of certain commercial credits, predominantly in our southern tier. The provision for loan loss for first quarter 2011 was nearly four times net charge offs for the period, which enabled us to bolster the allowance for loan losses to 129% of nonperforming loans and 1.87% of loans outstanding. Management believes these coverage ratios will compare favorably to peers.

Noninterest income increased to $5.076 million for the three months ended March 31, 2011, as compared to $4.347 million in the same prior year period. Revenue increases were generated across most business lines, with trust and brokerage income and mortgage banking activities posting healthy 25.0% and 92.8% increases, respectively.

Operating expenses amounted to $9.439 million for the three months ended March 31, 2011, as compared to $8.660 million for the corresponding prior year period. This 9% increase in operating expense was spread broadly across many lines including salaries, advertising and OREO expense. Even with the increase in expenses we were able to generate an improved efficiency ratio of 52.9% during the first quarter of 2011, versus 58.0% during first quarter 2010.

Financial Condition

Assets grew $671,000 to $1.512 billion at March 31, 2011 from December 31, 2010. Deposits increased by 1.6% to $1.207 billion at March 31, 2011, from $1.188 billion at December 31, 2010. Stockholders’ equity increased to $162.7 million at March 31, 2011 from $160.5 million at December 31, 2010. The Company was able to increase loans outstanding by $21.8 million from $967 million at year-end to $989 million at March 31, 2011. This asset growth was funded principally through cash flow from available for sale securities, which decreased $36 million during the quarter. The growth in deposits enabled the Company to pay-down some of its borrowings, which declined $21.211 million, or 13.9% since year-end.

Asset Quality

During the first quarter of 2010, the Company experienced deterioration in its nonperforming assets and loans greater than 90 days past due still accruing. These problem assets peaked at March 31, 2010, and throughout the remainder of 2010 the Company was able to work its way through a number of these assets, which included foreclosures, pay-downs received from the customers and write-downs. At December 31, 2010 nonperforming assets were $16.188 million and total nonperforming and loans greater than 90 days past due still accruing totaled $18.436 million.

During the first quarter of 2011, the Company was able to dispose of several properties it acquired through foreclosure, one $964,000 loan was eliminated after the underlying collateral was sold to a third party, and a $500,000 charge was made to the allowance for loan losses. These actions reduced the Company’s nonperforming assets from $16.188 million at year-end to $15.130 million at March 31, 2011, a 6.5% decline. Loans past due 90 or more days and still accruing increased from $2.248 million at December 31, 2010 to $3.687 million at March 31, 2011. Loans in this category are believed by management to be well secured and are in the process of collection.

Management prudently increased the provision for loan losses to compensate for increased delinquencies and the migration of loans to higher risk loan ratings, despite improvement in the ratio of nonperforming loans to total loans and nonperforming assets to total assets.

Summary of Financial Highlights:

	March 31, 2011	March 31, 2010	% Change
For Quarter Ended:
Net Income	$3,827,000	$3,406,000	12.4%
Basic Earnings Per Share	$0.48	$0.52	-7.7%
Diluted Earnings Per Share	$0.48	$0.52	-7.7%
Dividends Per Share	$0.23	$0.22	4.6%
Return on Average Assets	1.03%	1.12%
Return on Average Equity	9.63%	12.18%
Return on Average Tangible Assets (1)	1.05%	1.15%
Return on Average Tangible Equity (1)	11.15%	15.12%
Net Interest Income	$12,388,000	$10,497,000	18.0%
Net Interest Margin	3.68%	3.76%

	March 31, 2011	March 31, 2010	% Change
Balance Sheet Highlights:
Assets	$1,512,393,000	$1,316,038,000	14.9%
Loans, Gross	988,774,000	898,276,000	10.1%
Allowance for Loan Losses	18,398,000	12,020,000	53.1%
Deposits	1,207,373,000	997,675,000	21.0%
Shareholders’ Equity	162,673,000	151,982,000	7.0%
Tangible Equity (1)	142,027,000	131,109,000	8.3%

(1)	Supplemental Reporting of Non-GAAP-based Financial Measures

Return on average tangible assets and return on average tangible equity are non-GAAP-based financial measures calculated using non-GAAP-based amounts. The most directly comparable GAAP-based measures are return on average assets and return on average equity, which are calculated using GAAP-based amounts. The Company calculates the return on average tangible assets and equity by excluding the balance of intangible assets and their related amortization expense, net of tax, from the calculation of return on average assets and equity. Management uses the return on average tangible assets and equity to assess the Company’s core operating results and believes that this is a better measure of our operating performance, as it is based on the Company’s tangible assets and capital. Further, we believe that by excluding the impact of purchase accounting adjustments it allows for a more meaningful comparison with the Company’s peers; particularly those that may not have acquired other companies. Lastly, the exclusion of goodwill and intangible assets is consistent with the treatment by bank regulatory agencies, which exclude these amounts from the calculation of risk-based capital ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. A reconciliation of return on average assets and equity to the return on average tangible assets and equity, respectively, is set forth below.

	March 31, 2011	March 31, 2010
For Three Months Ended:
Return on Average Assets (GAAP basis)	1.03%	1.12%
Add: Effect of excluding average intangible assets and related amortization, net of tax	0.02%	0.03%

Return on Average Tangible Assets	1.05%	1.15%

Return on Average Equity (GAAP basis)	9.63%	12.18%
Add: Effect of excluding average intangible assets and related amortization, net of tax	1.52%	2.94%

Return on Average Tangible Equity	11.15%	15.12%

Tangible equity is a non-GAAP financial measure calculated using non-GAAP based amounts. The most directly comparable GAAP based measure is shareholders’ equity. In order to calculate tangible equity, Company management subtracts intangible assets from shareholders’ equity. A reconciliation of tangible equity to shareholders’ equity is set forth below.

	March 31, 2011	March 31, 2010
Total At End of Quarter:
Shareholders’ Equity	$162,673,000	$151,982,000
Less: Intangible Assets	20,646,000	20,873,000

Tangible Equity	$142,027,000	$131,109,000

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)*	(Unaudited)
	March 31,	December 31,	March 31,
(Dollars in thousands, Except per Share Data)	2011	2010	2010
Assets
Cash and due from banks	$14,751	$10,400	$14,639
Federal funds sold	21,500	8,800	52,330

Cash and cash equivalents	36,251	19,200	66,969

Short term investments	2,746	2,728	6,400
Interest bearing deposits with banks	557	925	644
Restricted investments in bank stock	8,515	8,798	8,056
Securities available for sale	395,792	431,772	253,155

Loans held for sale	3,807	2,693	632
Loans	984,967	964,293	897,644
Less: Allowance for loan losses	(18,398)	(16,020)	(12,020)

Net Loans	970,376	950,966	886,256

Premises and equipment, net	27,557	27,774	28,939
Cash surrender value of life insurance	22,946	22,649	21,883
Goodwill and intangible assets	20,646	20,698	20,873
Accrued interest receivable	5,849	5,715	4,714
Other assets	21,158	20,497	18,149

Total assets	$1,512,393	$1,511,722	$1,316,038

Liabilities
Deposits:
Non-interest bearing	$116,418	$104,646	$94,918
Interest bearing	1,090,955	1,083,731	902,757

Total deposits	1,207,373	1,188,377	997,675

Short-term borrowings	86,750	87,850	110,213
Long-term debt	45,067	65,178	47,484
Accrued interest and other liabilities	10,530	9,833	8,684

Total liabilities	1,349,720	1,351,238	1,164,056

Shareholders’ Equity
Preferred Stock, $1.25 par value per share; 500,000 shares authorized; no shares issued or outstanding	0	0	0
Common stock, no par value - $ 0.05205 stated value per share 50,000,000 shares authorized; 7,991,791, 7,986,966 and 7,950,989 shares issued; 7,991,512; 7,985,667 and 7,943,000 shares outstanding	416	416	414
Additional paid - in capital	121,579	121,508	120,379
Retained earnings	40,670	38,680	30,846
Accumulated other comprehensive income (loss)	15	(88)	584
Treasury stock - common, 279, 1,299 and 7,989 shares, at cost	(7)	(32)	(241)

Total shareholders’ equity	162,673	160,484	151,982

Total liabilities and shareholders’ equity	$1,512,393	$1,511,722	$1,316,038

The consolidated balance sheet at December 31, 2010 has been derived from audited financial statements at that date.

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, Except per Share Data)	2011	2010
Interest and dividend income
Interest and fees on loans	$12,435	$11,839
Interest and dividends on investment securities
Taxable	2,095	1,546
Tax-exempt	771	368
Short term investments	24	30

Total interest and dividend income	15,325	13,783

Interest expense
Interest on deposits	2,525	2,680
Interest on short-term borrowings	123	164
Interest on long-term debt	289	442

Total interest expense	2,937	3,286

Net interest income	12,388	10,497
Provision for loan losses	3,195	1,420

Net interest income after provision for loan losses	9,193	9,077

Other income
Service charges on deposit accounts	1,485	1,439
Other service charges, commissions and fees	370	396
Trust department income	1,012	760
Brokerage income	404	373
Mortgage banking activities	696	361
Earnings on life insurance	330	162
Merchant processing fees	255	257
Other income	145	201
Investment securities gains (losses)	379	398

Total other income	5,076	4,347

Other expenses
Salaries and employee benefits	4,832	4,598
Occupancy expense	562	559
Furniture and equipment	681	601
Data Processing	312	294
Telephone	176	172
Advertising and bank promotions	258	180
FDIC Insurance	550	544
Professional services	322	293
Taxes other than income	205	133
Intangible asset amortization	52	65
Other operating expenses	1,489	1,221

Total other expenses	9,439	8,660

Income before income tax	4,830	4,764
Income tax expense	1,003	1,358

Net income	$3,827	$3,406

Per share information:
Basic earnings per share	$0.48	$0.52
Diluted earnings per share	0.48	0.52
Dividends per share	0.23	0.22
Average shares and common stock equivalents outstanding	8,026,065	6,545,503

ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable Equivalent Basis

	Three Months Ended
	March 31, 2011			March 31, 2010
(Dollars in thousands)	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate
Assets
Federal funds sold & interest bearing bank balances	$17,877	$24	0.54%	$23,711	$30	0.51%
Securities	425,701	3,281	3.08	228,899	2,112	3.62
Loans	976,142	12,705	5.22	890,065	12,026	5.38

Total interest-earning assets	1,419,720	16,010	4.52	1,142,675	14,168	4.92
Other assets	92,215			93,616

Total	$1,511,935			$1,236,291

Liabilities and Shareholders’ Equity
Interest bearing demand deposits	$420,235	$449	0.43	$350,336	$681	0.79
Savings deposits	67,643	38	0.23	60,459	47	0.30
Time deposits	599,833	2,038	1.32	441,121	1,952	1.78
Short term borrowings	96,162	123	0.52	121,838	164	0.55
Long term debt	50,027	289	2.32	53,296	442	3.32

Total interest bearing liabilities	1,233,900	2,937	0.93	1,027,050	3,286	1.28

Non-interest bearing demand deposits	107,119			88,328
Other	9,849			7,523

Total Liabilities	1,350,868			1,122,901
Shareholders’ Equity	161,067			113,390

Total	$1,511,935		0.84%	$1,236,291		1.16%

Net interest income (FTE)/ net interest spread		13,073	3.59%		$10,885	3.64%

Net interest margin			3.68%			3.76%

Tax-equivalent adjustment		(685)			(388)

Net interest income		$12,388			$10,497

NOTES:	Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.

For yield calculation purposes, nonaccruing loans are included in the average loan balance.

Nonperforming Assets / Risk Elements

(Dollars in Thousands)	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Loans on nonaccrual (cash) basis	$13,106	$13,896	$14,427	$14,496	$23,020
Loans whose terms have been renegotiated	1,177	1,180	0	0	0

Total nonperforming loans	14,283	15,076	14,427	14,496	23,020
Other real estate owned (OREO)	847	1,112	2,528	1,264	873

Total nonperforming assets	15,130	16,188	16,955	15,760	23,893
Loans past due 90 or more days and still accruing	3,687	2,248	3,526	7,255	8,929

Total nonperforming and other risk assets	$18,817	$18,436	$20,481	$23,015	$32,822

Ratio of total nonperforming loans to loans	1.45%	1.56%	1.57%	1.61%	2.56%
Ratio of total nonperforming assets to assets	1.00%	1.07%	1.15%	1.16%	1.82%
Ratio of total nonperforming assets to total loans and OREO	1.53%	1.67%	1.83%	1.75%	2.66%
Ratio of total risk assets to total loans and OREO	1.91%	1.90%	2.22%	2.56%	3.65%
Ratio of total risk assets to total assets	1.24%	1.22%	1.39%	1.69%	2.49%
Allowance for loan losses to nonperforming loans	129%	106%	107%	101%	52%

Roll Forward of Allowance for Loan Losses

	Three Months Ended
(Dollars in Thousands)	March 31, 2011	March 31, 2010

Balance at beginning of period	$16,020	$11,067
Provision for loan losses	3,195	1,420
Recoveries	7	18
Loans charged-off	(824)	(485)

Balance at end of period	$18,398	$12,020

About the Company:

With over $1.5 billion in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Safe Harbor Statement:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Company’s business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the recent Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.’s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and including the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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